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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:   Bernie Tessler
           Chairman and Chief Executive Officer
           (818) 854-3166

           Robert S. Kelleher
           Vice President, Chief Operating Officer and Chief Financial Officer
           (818) 854-3804


              KIDS MART, INC. ANNOUNCES SETTLEMENT WITH WOOLWORTH

City of Industry, Ca. (May 31, 1996) -- Kids Mart, Inc. (OTC:KIDM) (f/k/a Frost Hanna Acquisition Group, Inc.) (the "Company"), a Florida corporation, today announced that it settled its disputes and pending litigation with Woolworth Corporation ("Woolworth") and Kinney Shoe Corporation ("Kinney").

The Company's predecessor-in-interest, LFS Acquisition Corp. ("LFS"), had instituted a civil suit against Woolworth and Kinney in December 1995 asserting causes of action for fraud, negligent misrepresentation and breach of contract stemming from the acquisition (the "Acquisition") by LFS of the Kids Mart/Little Folks business from Woolworth and Kinney on May 31, 1995. Woolworth and Kinney denied the allegations and counter-claimed for breach of contract.

Pursuant to the terms of the Settlement Agreement, all of the parties' respective claims against the other, including all remaining payment obligations of LFS related to the Acquisition and the related transitional service agreement, were released and discharged. Woolworth was issued 1,000,000 shares of a new series of the Company's convertible non-voting preferred stock. Also, approximately $1.67 million deposited in an escrow account following the Acquisition was released to the Company. Further, the parties agreed to extend to October 1996 an agreement with LFS whereby Woolworth performs certain MIS services for the Company. Management believes this settlement will have a positive impact on the Company's results of operation for the period ended January 27, 1996.

Bernie Tessler, Chairman and Chief Executive Officer of the Company stated that "the settlement with Woolworth is another step towards implementing the Company's program to revitalize Kids Mart, and it will allow the Company to refocus its energies on doing what it does best, innovatively selling children's clothing."

The Company is a value oriented specialty retailer of children's apparel, located in malls and strip centers. It currently operates 296 children's apparel stores in 20 states under the names Kids Mart (282 stores) and Little Folks
(14 stores).